Exhibit 99.1

Amarin Reports 2026 First Quarter Financial Results

Total Revenue Increased Led by Higher International Sales

Generated Positive Cash Flow and Reiterates Expectation for Full Year Positive Cash Flow

Recently Updated Industry Guidelines Expand Global Medical Society Endorsements Supporting the Use of Icosapent Ethyl (IPE) in Contemporary Lipid and Cardiovascular Risk Management

DUBLIN, Ireland and BRIDGEWATER, N.J., April 29, 2026 -- Amarin Corporation plc (NASDAQ: AMRN), a company committed to advancing the science of cardiovascular disease worldwide, today announced financial results for the first quarter ended March 31, 2026 (Q1 2026).

“Our results for Q1 2026 reflected the early yet measurable progress generated by our refined global business model which we adopted in mid-2025,” said Aaron Berg, President and Chief Executive Officer.

“The promise of our fully-partnered international commercial strategy – anchored by our European-focused exclusive licensing and supply agreement with Recordati S.p.A. (Recordati) - was reflected in higher European product revenue in Q1 2026 compared to Q4 2025. This consecutive quarterly growth was attributable to strong in-market demand for VAZKEPA® (icosapent ethyl) and the priority assigned by Recordati to expand the commercial reach for this proven therapy. While acknowledging that European sales will vary quarter to quarter, especially in the early days of this new partnership, these initial results are encouraging. Recordati has commenced commercial efforts of VAZKEPA in 10 countries, including a Q4 2025 launch in Italy, and plans to expand its distribution across Europe over the next several years. We are also seeing good growth from our active commercial partners outside of Europe.

“Our U.S. franchise continues to demonstrate remarkable resilience, where we have maintained our leading market share for VASCEPA® more than five years since the introduction of generics. Industry prescription data for Q1 2026 showed an overall increase in the icosapent ethyl (IPE) market while VASCEPA-branded prescriptions rose by 17% compared to Q1 2025. We expect that volumes will remain stable throughout 2026. Our streamlined U.S. operation remains an efficient, cash generating engine for our Company.”

He continued, “We are encouraged by the 2026 American College of Cardiology (ACC) / American Heart Association (AHA)/Multisociety Dyslipidemia Guideline Update from March of this year that supports the broader clinical role of IPE in reducing cardiovascular (CV) risk in statin-treated patients with elevated triglycerides. These guidelines shift CV care toward early, lifelong prevention and a more comprehensive risk approach beyond just lowering LDL cholesterol. In recognizing that high triglyceride levels contribute to CV events in many patients, this framework underscores the need for additional therapies beyond statins to address this care gap. This evolutionary perspective on CV risk management is timely and strengthens our position to address the burden of CV disease in patients and across the healthcare ecosystem.”

Mr. Berg concluded, “We have created a new version of Amarin – focused, leaner, and both financially and operationally stronger than at any time in our recent history. The growth initiatives we have undertaken and building industry tailwinds increasingly focused on the needs of patients with elevated triglycerides have positioned us well for 2026. Our team is executing with focus and discipline to achieve our objectives and deliver shareholder value, while continuing to work closely with Barclay’s, our exclusive financial advisor, in exploring additional potential pathways to further enhance shareholder value. While there is still work to be done, we look forward to our future with confidence.”

Q1 2026 Financial Highlights

($ in millions)	Q1 2026	Q1 2025	% Change
Total Net Revenue	$45.1	$42.0	7%
Operating Expenses	$29.1	$41.9	(31)%
Operating Loss	$(11.3)	$(16.8)	(32)%
Operating Margin %*	(25)%	(40)%	NM
Net Loss	$(10.5)	$(15.7)	33%
Net Margin	(23)%	(37)%	NM
Cash	$307.8	$281.8

*Operating margin is calculated as operating loss divided by total net revenue

NM – Not Meaningful

Peter Fishman, Amarin’s Chief Financial Officer, said, “We are encouraged by our Q1 2026 performance under our new business model. We achieved higher total revenue, led by growth from our partners, and a continued decline in our operating expenses, both of which led to significantly narrowed losses compared to the same period last year. We remain on track to realize the approximately $70 million in cost savings and have incurred nearly all of the associated restructuring costs. Finally, we generated positive cash flow for the second consecutive quarter and continue to expect to be cash flow positive for full year 2026.”

Q1 2026 Financial Performance

Comparisons to Q1 2025, unless otherwise stated

Revenues

($ in millions)	Q1 2026	Q1 2025	% Change
Product Revenue, net:
U.S.	$35.6	$35.7	(0)%
Europe	$4.9	$5.4	(9)%
Rest-of-World (ROW)	$2.8	$0	NM
Total Product Revenue, net	$43.3	$41.0	6%
Licensing & Royalties	$1.8	$1.0	84%
Total Net Revenue	$45.1	$42.0	7%

NM – Not Meaningful

Total Net Revenue: Increased $3.1 million, or 7%. U.S. sales of VASCEPA were consistent with the prior year period, benefitting from an increase in volume related to the regaining of exclusive status with a large national pharmacy benefit manager (PBM) beginning in Q3 2025. A slight decline in European revenue was attributable to moving to a partnered sales model in the second half of 2025, a transition that had yet to take effect in Q1 2025. Quarter-to-quarter European sales comparisons that reflect the partnership model with Recordati will commence in Q3 2026.

Licensing and royalty revenue increased by 84% due to higher in-market sales generated by our international commercial sales partners.

Operating Expenses

Comparisons to Q1 2025, unless otherwise stated

($ in millions)	Q1 2026	Q1 2025	% Change
COGS	$27.4	$16.9	62%
SG&A	$21.1	$36.6	(42)%
R&D	$4.7	$5.3	(12)%
Restructuring	$3.3	--	NM
Total Operating Expenses*	$29.1	$41.9	(31)%

* Total operating expenses reflect the sum of SG&A, R&D, and Restructuring expenses.

NM – Not Meaningful

Total Operating Expenses: Decreased $12.8 million, or 31%, primarily due to the impact of the June 2025 Global Restructuring that produced declines in Selling, General, and Administrative expenses (SG&A). Excluding the restructuring charge of $3.3 million (see discussion below), Q1 2026 total operating expenses were $25.8 million, representing a decline of 38%.

COGS: Increased $10.5 million, or 62%, reflecting increased product volumes to satisfy demand associated with our exclusive PBM relationship that took effect July 1, 2025 and shipments to ROW partners that did not exist in last year’s first quarter.

SG&A: Decreased $15.5 million, or 42%, primarily due to a reduction in costs pursuant to the Global Restructuring and other cost optimization initiatives, slightly offset by litigation settlements.

R&D: Consistent with the prior year period.

Restructuring: The Company recognized $3.3 million in Q1 2026 related to the continued implementation of the Global Restructuring associated with the execution of the Recordati Licensing Agreement announced in June 2025. The Company has incurred a total of $39.6 million of restructuring charges through Q1 2026, with the remaining nominal charges expected to be realized in Q2 2026.

Additional Q1 2026 Financial Information

Comparisons to Q1 2025, unless otherwise stated

Operating Loss: Narrowed to $11.3 million from an operating loss of $16.8 million, an improvement of $5.4 million or 32%. Operating loss in Q1 2026 included restructuring costs of $3.3 million compared to no such charges in Q1 2025

Net Loss: Improved to $10.5 million, or $(0.03) per share, from a net loss of $15.7 million, or $(0.04) per share.

Cash: Reported aggregate cash and investments rose to $307.8 million as of March 31, 2026, compared to $302.6 million as of December 31, 2025.

Debt: Remained debt free as of March 31, 2026.

First Quarter 2026 Earnings Conference Call and Webcast Information

Amarin will host a conference call on April 29, 2026, at 8:00 a.m. ET to discuss this information. The conference call can be accessed on the investor relations section of the Company's website at www.amarincorp.com, or via telephone by dialing 888-506-0062 within the United States, 973-528-0011 from outside the United States, and referencing conference ID 543818. A replay of the webcast will be made available until October 29, 2026. To listen to a replay of the call, dial 877-481-4010 from within the United States and 919-882-2331 from outside of the United States, and reference conference ID 53836. A replay of the call will also be available through the Company's website shortly after the call.

About Amarin

Amarin is a global pharmaceutical company committed to reducing the cardiovascular disease (CVD) burden for patients and communities and to advancing the science of cardiovascular care around the world. We own and support a global branded product approved by multiple regulatory authorities based on a track record of proven efficacy and safety and backed by robust clinical trial evidence. Our commercialization model includes a direct sales approach in the U.S. and an indirect distribution strategy internationally, through a syndicate of reputable and well-established partners with significant geographic expertise, covering close to 100 markets worldwide. Our success is driven by a dedicated, talented, and highly skilled team of experts passionate about the fight against the world’s leading cause of death, CVD.

About VASCEPA®/VAZKEPA® (icosapent ethyl) Capsules

VASCEPA (icosapent ethyl) capsules are the first prescription treatment approved by the U.S. Food and Drug Administration (FDA) comprised solely of the active ingredient, icosapent ethyl (IPE), a unique form of eicosapentaenoic acid. VASCEPA was launched in the United States in January 2020 as the first drug approved by the U.S. FDA for treatment of the studied high-risk patients with persistent cardiovascular risk despite being on statin therapy. VASCEPA was initially launched in the United States in 2013 based on the drug’s initial FDA approved indication for use as an adjunct therapy to diet to reduce triglyceride levels in adult patients with severe (≥500 mg/dL) hypertriglyceridemia. Since launch, VASCEPA has been prescribed more than twenty-five million times. VASCEPA is covered by most major medical insurance plans. In addition to the United States, VASCEPA is approved and sold in Canada, China, Australia, Lebanon, the United Arab Emirates, Saudi Arabia, Qatar, Bahrain, and Kuwait. In Europe, in March 2021 marketing authorization was granted to icosapent ethyl in the European Union for the reduction of risk of cardiovascular events in patients at high cardiovascular risk, under the brand name VAZKEPA. In April 2021 marketing authorization for VAZKEPA (icosapent ethyl) was granted in the United Kingdom (applying to England, Scotland, Wales, and Northern Ireland). VAZKEPA (icosapent ethyl) is currently approved and sold in Europe in Sweden, Finland, England/Wales, Spain, Netherlands, Scotland, Greece, Portugal, Italy, Denmark and Austria.

United States
Indications and Limitation of Use

VASCEPA is indicated:

•
As an adjunct to maximally tolerated statin therapy to reduce the risk of myocardial infarction, stroke, coronary revascularization and unstable angina requiring hospitalization in adult patients with elevated triglyceride (TG) levels (≥ 150 mg/dL) and
o
established cardiovascular disease or

o
diabetes mellitus and two or more additional risk factors for cardiovascular disease.
•
As an adjunct to diet to reduce TG levels in adult patients with severe (≥ 500 mg/dL) hypertriglyceridemia.

The effect of VASCEPA on the risk for pancreatitis in patients with severe hypertriglyceridemia has not been determined.

Important Safety Information

•
VASCEPA is contraindicated in patients with known hypersensitivity (e.g., anaphylactic reaction) to VASCEPA or any of its components.
•
VASCEPA was associated with an increased risk (3% vs 2%) of atrial fibrillation or atrial flutter requiring hospitalization in a double-blind, placebo-controlled trial. The incidence of atrial fibrillation was greater in patients with a previous history of atrial fibrillation or atrial flutter.
•
It is not known whether patients with allergies to fish and/or shellfish are at an increased risk of an allergic reaction to VASCEPA. Patients with such allergies should discontinue VASCEPA if any reactions occur.
•
VASCEPA was associated with an increased risk (12% vs 10%) of bleeding in a double-blind, placebo-controlled trial. The incidence of bleeding was greater in patients receiving concomitant antithrombotic medications, such as aspirin, clopidogrel or warfarin.
•
Common adverse reactions in the cardiovascular outcomes trial (incidence ≥3% and ≥1% more frequent than placebo): musculoskeletal pain (4% vs 3%), peripheral edema (7% vs 5%), constipation (5% vs 4%), gout (4% vs 3%), and atrial fibrillation (5% vs 4%).
•
Common adverse reactions in the hypertriglyceridemia trials (incidence >1% more frequent than placebo): arthralgia (2% vs 1%) and oropharyngeal pain (1% vs 0.3%).
•
Adverse events may be reported by calling 1-855-VASCEPA or the FDA at 1-800-FDA-1088.
•
Patients receiving VASCEPA and concomitant anticoagulants and/or anti-platelet agents should be monitored for bleeding.

FULL U.S. FDA-APPROVED VASCEPA PRESCRIBING INFORMATION CAN BE FOUND AT WWW.VASCEPA.COM.

Europe

For further information about the Summary of Product Characteristics (SmPC) for VAZKEPA® in Europe, please visit: https://www.ema.europa.eu/en/documents/product-information/vazkepa-epar-product-information_en.pdf

Globally, prescribing information varies; refer to the individual country product label for complete information.

Use of Non-GAAP Adjusted Financial Information

Included in this press release are non-GAAP adjusted financial information as defined by U.S. Securities and Exchange Commission Regulation G. The GAAP financial measure is most directly comparable to each non-GAAP adjusted financial measure used or discussed, and a reconciliation of the differences between each non-GAAP adjusted financial measure and the comparable GAAP financial measure, is included in this press release after the condensed consolidated financial statements.

Non-GAAP adjusted net (loss) income was derived by taking GAAP net loss and adjusting it for non-cash stock-based compensation expense, restructuring expense and other one-time expenses. Management uses these non-GAAP adjusted financial measures for internal reporting and forecasting purposes, when publicly providing its business outlook, to evaluate the company’s performance and to evaluate and compensate the company’s executives. The company has provided these non-GAAP financial measures in addition to GAAP financial results because it believes that these non-GAAP adjusted financial measures provide investors with a better understanding of the company’s historical results from its core business operations.

While management believes that these non-GAAP adjusted financial measures provide useful supplemental information to investors regarding the underlying performance of the company’s business operations, investors are reminded to consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. Non-GAAP measures have limitations in that they do not reflect all the amounts associated with the company’s results of operations as determined in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies, and management may utilize other measures to illustrate performance in the future.

Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including beliefs about Amarin’s key achievements in 2025 and the potential impact and outlook for achievements in 2026 and beyond; Amarin’s 2026 financial outlook and cash position; Amarin’s overall efforts to expand access and reimbursement to VAZKEPA across global markets; expectations regarding potential strategic collaboration and licensing agreements with third parties, including our ability to attract additional collaborators, as well as our plans and strategies for entering into potential strategic collaboration and licensing agreements and the overall potential and future success of VASCEPA/VAZKEPA and Amarin that are based on the beliefs and assumptions and information currently available to Amarin.

All statements other than statements of historical fact contained in this press release are forward-looking statements. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin's filings with the U.S. Securities and Exchange Commission, including Amarin’s quarterly report on Form 10-Q for the period ending March 31, 2026 and annual report on Form 10-K for the fiscal year ended 2025. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Amarin undertakes no obligation to update or revise the information contained in its forward-looking statements, whether as a result of new information, future events or circumstances or otherwise. Amarin’s forward-looking statements do not reflect the potential impact of significant transactions the company may enter into, such as mergers, acquisitions, dispositions, joint ventures or any material agreements that Amarin may enter into, amend or terminate. Investors and others should note that Amarin communicates with its investors and the public using the company website (www.amarincorp.com), the investor relations website (www.amarincorp.com/investor-relations), including but not limited to investor presentations and investor FAQs, U.S. Securities and Exchange Commission filings, press releases, public conference calls and webcasts.

Amarin Contact Information

Media Inquiries:

Tegan Berry

Amarin Corporation plc

PR@amarincorp.com

Investor Inquiries:

Devin Sullivan & Conor Rodriguez

The Equity Group on Behalf of Amarin

devin.sullivan.ext@amarincorp.com or conor.rodriguez.ext@amarincorp.com

Investor.relations@amarincorp.com

-Tables to Follow-

CONSOLIDATED BALANCE SHEET DATA
(U.S. GAAP)
Unaudited

	March 31, 2026	December 31, 2025
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$131,063	$134,660
Restricted cash	201	201
Short-term investments	176,759	167,929
Accounts receivable, net	108,051	126,832
Inventory	183,585	195,910
Prepaid and other current assets	26,357	24,350
Total current assets	626,016	649,882
Operating lease right-of-use asset	6,010	6,461
Other long-term assets	1,010	1,067
Intangible asset, net	12,728	13,365
TOTAL ASSETS	$645,764	$670,775
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$48,153	$45,355
Accrued expenses and other current liabilities	131,491	149,104
Total current liabilities	179,644	194,459
Long-Term Liabilities:
Long-term operating lease liability	5,585	6,080
Other long-term liabilities	11,122	10,955
Total liabilities	196,351	211,494
Stockholders’ Equity:
Common stock	314,062	310,184
Additional paid-in capital	1,922,254	1,923,801
Treasury stock	(69,047)	(67,360)
Accumulated deficit	(1,717,856)	(1,707,344)
Total stockholders’ equity	449,413	459,281
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$645,764	$670,775

CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(U.S. GAAP)
Unaudited

	Three months ended March 31,
	(in thousands, except per share amounts)
	2026	2025
Product revenue, net	$43,326	$41,035
Licensing and royalty revenue	1,806	982
Total revenue, net	45,132	42,017
Less: Cost of goods sold	27,363	16,887
Gross margin	17,769	25,130
Operating expenses:
Selling, general and administrative (1)	21,115	36,573
Research and development (1)	4,665	5,312
Restructuring	3,323	—
Total operating expenses	29,103	41,885
Operating loss	(11,334)	(16,755)
Interest income, net	2,423	2,872
Other income, net	188	253
Loss from operations before taxes	(8,723)	(13,630)
Provision for income taxes	(1,789)	(2,067)
Net loss	$(10,512)	$(15,697)
Loss per Ordinary Share:
Basic	$(0.03)	$(0.04)
Diluted	$(0.03)	$(0.04)
Weighted average Ordinary Shares:
Basic	419,054	413,422
Diluted	419,054	413,422

(1) - Excluding non-cash stock-based compensation, selling, general and administrative expenses were $19,385 and $33,045 for the three months ended March 31, 2026 and 2025, respectively, and research and development expenses were $4,100 and $4,513, respectively, for the same periods.

RECONCILIATION OF NON-GAAP NET INCOME (LOSS)
Unaudited

	Three months ended March 31,
	(in thousands, except per share amounts)
	2026	2025
Net loss for EPS[1] - GAAP	(10,512)	(15,697)
Stock-based compensation expense	2,296	4,327
Restructuring	3,323	—
Litigation Settlement	3,100	—
ADS Ratio Change Fees	—	2,015
Net loss for EPS[1] - non-GAAP	$(1,793)	$(9,355)

[1]basic and diluted

Loss per Ordinary Share:
Basic - non-GAAP	$(0.00)	$(0.02)
Diluted - non-GAAP	$(0.00)	$(0.02)

Loss per ADS:
Basic - non-GAAP	$(0.09)	$(0.45)
Diluted - non-GAAP	$(0.09)	$(0.45)

Weighted average Ordinary Shares:
Basic	419,054	413,422
Diluted	419,054	413,422